Earnings Release July 30, 2013
Holly Energy Partners, L.P. Reports Second Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the second quarter of 2013. For the quarter, distributable cash flow was $36.1 million, up $1.5 million, or 4% compared to the second quarter of 2012. HEP announced its 35th consecutive distribution increase on July 26, 2013, raising the quarterly distribution from $0.4775 to $0.4850 per unit, representing a 7% increase over the distribution for the second quarter of 2012.
Net income for the second quarter was $21.3 million compared to $19.1 million for the second quarter of 2012. The increase in net income is due principally to increased pipeline shipments and annual tariff increases, partially offset by increased operating costs and expenses. Net income attributable to Holly Energy Partners for the second quarter was $20.2 million ($0.23 per basic and diluted limited partner unit) compared to $22.0 million ($0.29 per basic and diluted limited partner unit) for the second quarter of 2012. The decrease in net income attributable to Holly Energy Partners is due principally to allocations of income to noncontrolling interests.
Commenting on the second quarter of 2013, Matt Clifton, Chairman of the Board and Chief Executive Officer stated, “We are pleased with the improvement in distributable cash flow and EBITDA compared to the second quarter of 2012 and the first quarter of 2013. As expected, pipeline shipments improved this quarter following the major maintenance turnarounds at both HollyFrontier's Navajo refinery and Alon's Big Spring refinery in the first quarter of 2013. Looking forward, positive industry fundamentals combined with HEP's strong asset base and our planned capital projects should drive continued growth in our distributable cash flow.”
Second Quarter 2013 Revenue Highlights
Revenues for the quarter were $75.3 million, a $6.6 million increase compared to the second quarter of 2012. The revenue increase was due to increased pipeline shipments and the effect of annual tariff increases. Overall pipeline volumes were up 11% compared to the three months ended June 30, 2012.

•
Revenues from our refined product pipelines were $26.8 million, an increase of $2.4 million primarily due to increased refined product shipments and the effect of annual tariff increases. Shipments averaged 186.6 thousand barrels per day (“mbpd”) compared to 158.2 mbpd for the second quarter of 2012.

•	Revenues from our intermediate pipelines were $7.3 million, an increase of $0.6 million, on shipments averaging 142.4 mbpd compared to 137.1 mbpd for the second quarter of 2012.

•	Revenues from our crude pipelines were $12.2 million, an increase of $1.2 million, on shipments averaging 184.3 mbpd compared to 168.0 mbpd for the second quarter of 2012.

•
Revenues from terminal, tankage and loading rack fees were $29.0 million, an increase of $2.5 million compared to the second quarter of 2012. Refined products terminalled in our facilities averaged 333.9 mbpd compared to 316.8 mbpd for the second quarter of 2012.

Revenues for the three months ended June 30, 2013 include the recognition of $0.7 million of prior shortfalls billed to shippers in 2012, as they did not meet their minimum volume commitments within the contractual make-up period. As of June 30, 2013, shortfall deferred revenue in our consolidated balance sheet was $7.4 million. Such deferred revenue will be recognized in earnings either as payment for shipments in excess of guaranteed levels, if and to the extent the pipeline system will not have the necessary capacity for shipments in excess of guaranteed levels, or when shipping rights expire unused over the contractual make-up period.
Six Months Ended June 30, 2013 Revenue Highlights

Revenues for six months ended June 30, 2013 were $149.6 million, a $12.5 million increase compared to the first six months of quarter of 2012. This is due principally to a $4.8 million increase in deferred revenue realized, increased pipeline shipments in the second quarter and the effect of annual tariff increases.

•
Revenues from our refined product pipelines were $53.9 million, an increase of $5.2 million primarily due to the effects of a $5.6 million increase in deferred revenue realized. Shipments averaged 167.0 thousand barrels per day (“mbpd”) compared to 159.8 mbpd for the six months ended June 30, 2012.

•
Revenues from our intermediate pipelines were $13.5 million, a decrease of $0.3 million, on shipments averaging 131.7 mbpd compared to 130.3 mbpd for the six months ended June 30, 2012. The decrease in revenue is due to the effects of a $0.7 million decrease in deferred revenue realized.

•	Revenues from our crude pipelines were $23.8 million, an increase of $2.2 million, on shipments averaging 165.2 mbpd compared to 160.9 mbpd for the six months ended June 30, 2012.

•
Revenues from terminal, tankage and loading rack fees were $58.5 million, an increase of $5.4 million compared to the six months ended June 30, 2012. This increase is due principally to increased tankage revenues. Refined products terminalled in our facilities averaged 324.8 mbpd compared to 315.7 mbpd for the six months ended June 30, 2012.

Revenues for six months ended June 30, 2013 include the recognition of $7.3 million of prior shortfalls billed to shippers in 2012, as they did not meet their minimum volume commitments within the contractual make-up period.
Operating Costs and Expenses Highlights
Operating costs and expenses were $42.8 million and $86.0 million for the three and six months ended June 30, 2013, representing increases of $4.2 million and $10.7 million over the respective periods of 2012. These increases are due to higher throughput levels on our assets, as well as year-over-year increases in maintenance costs, environmental accruals, employee costs and depreciation expense.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1018662.
An audio archive of this webcast will be available using the above noted link through August 13, 2013.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas. In addition, the Partnership owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Utah to Las Vegas, Nevada, and related product terminals and a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier owns a 39% interest (including the general partner interest) in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate additional operations in the future successfully;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and six months ended June 30, 2013.

	Three Months Ended June 30,		Change from
	2013	2012	2012
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$16,952	$15,520	$1,432
Affiliates – intermediate pipelines	7,291	6,712	579
Affiliates – crude pipelines	12,187	10,994	1,193
	36,430	33,226	3,204
Third parties – refined product pipelines	9,823	8,857	966
	46,253	42,083	4,170
Terminals, tanks and loading racks:
Affiliates	26,757	24,540	2,217
Third parties	2,275	2,037	238
	29,032	26,577	2,455
Total revenues	75,285	68,660	6,625
Operating costs and expenses:
Operations	24,538	21,907	2,631
Depreciation and amortization	15,127	14,150	977
General and administrative	3,100	2,487	613
	42,765	38,544	4,221
Operating income	32,520	30,116	2,404

Equity in earnings of SLC Pipeline	746	794	(48)
Interest expense, including amortization	(11,629)	(11,324)	(305)
Interest income	4	—	4
Loss on early extinguishment of debt	—	(383)	383
	(10,879)	(10,913)	34
Income before income taxes	21,641	19,203	2,438
State income tax expense	(344)	(75)	(269)
Net income	21,297	19,128	2,169
Allocation of net loss attributable to Predecessors	—	2,192	(2,192)
Allocation of net loss (income) attributable to noncontrolling interests	(1,130)	683	(1,813)
Net income attributable to Holly Energy Partners	20,167	22,003	(1,836)
General partner interest in net income, including incentive distributions(1)	(6,680)	(5,894)	(786)
Limited partners’ interest in net income	$13,487	$16,109	$(2,622)
Limited partners’ earnings per unit – basic and diluted:(1)	$0.23	$0.29	$(0.06)
Weighted average limited partners’ units outstanding	58,657	54,722	3,935
EBITDA(2)	$47,263	$44,201	$3,062
Distributable cash flow(3)	$36,065	$34,520	$1,545

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	119,519	101,886	17,633
Affiliates – intermediate pipelines	142,406	137,115	5,291
Affiliates – crude pipelines	184,267	168,047	16,220
	446,192	407,048	39,144
Third parties – refined product pipelines	67,044	56,297	10,747
	513,236	463,345	49,891
Terminals and loading racks:
Affiliates	274,040	267,988	6,052
Third parties	59,810	48,825	10,985
	333,850	316,813	17,037
Total for pipelines and terminal assets (bpd)	847,086	780,158	66,928

	Six Months Ended June 30,		Change from
	2013	2012	2012
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates—refined product pipelines	$33,723	$30,376	$3,347
Affiliates—intermediate pipelines	13,463	13,757	(294)
Affiliates—crude pipelines	23,765	21,538	2,227
	70,951	65,671	5,280
Third parties—refined product pipelines	20,166	18,326	1,840
	91,117	83,997	7,120
Terminals, tanks and loading racks:
Affiliates	53,748	48,626	5,122
Third parties	4,718	4,452	266
	58,466	53,078	5,388
Total revenues	149,583	137,075	12,508
Operating costs and expenses
Operations	50,403	42,382	8,021
Depreciation and amortization	29,281	28,450	831
General and administrative	6,332	4,526	1,806
	86,016	75,358	10,658
Operating income	63,567	61,717	1,850
Equity in earnings of SLC Pipeline	1,403	1,625	(222)
Interest expense, including amortization	(24,113)	(21,729)	(2,384)
Interest income	107	—	107
Loss on early extinguishment of debt	—	(2,979)	2,979
Gain on sale of assets	2,022	—	2,022
	(20,581)	(23,083)	2,502
Income before income taxes	42,986	38,634	4,352
State income tax expense	(400)	(150)	(250)
Net income	42,586	38,484	4,102
Allocation of net loss attributable to Predecessors	—	4,053	(4,053)
Allocation of net loss (income) attributable to noncontrolling interests	(4,020)	1,240	(5,260)
Net income attributable to Holly Energy Partners	38,566	43,777	(5,211)
General partner interest in net income, including incentive distributions (1)	12,910	11,398	1,512
Limited partners’ interest in net income	$25,656	$32,379	$(6,723)
Limited partners’ earnings per unit—basic and diluted (1)	$0.44	$0.59	$(0.15)
Weighted average limited partners’ units outstanding	57,828	54,722	3,106
EBITDA (2)	$92,253	$89,626	$2,627
Distributable cash flow (3)	$68,450	$71,075	$(2,625)

Volumes (bpd)
Pipelines:
Affiliates—refined product pipelines	106,904	99,556	7,348
Affiliates—intermediate pipelines	131,651	130,341	1,310
Affiliates—crude pipelines	165,203	160,855	4,348
	403,758	390,752	13,006
Third parties—refined product pipelines	60,054	60,292	(238)
	463,812	451,044	12,768
Terminals and loading racks:
Affiliates	267,179	265,109	2,070
Third parties	57,647	50,604	7,043
	324,826	315,713	9,113
Total for pipelines and terminal assets (bpd)	788,638	766,757	21,881

(1)
Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions were $6.4 million and $5.6 million for the three months ended June 30, 2013 and 2012, respectively, and $12.4 million and $10.7 million for the six months ended June 30, 2013 and 2012, respectively. Net income attributable to the limited partners is divided by the weighted average limited partner units outstanding in computing the limited partners’ per unit interest in net income.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization (excluding Predecessor amounts). EBITDA is not a calculation based upon GAAP. However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands)
Net income attributable to Holly Energy Partners	$20,167	$22,003	$38,566	$43,777
Add (subtract):
Interest expense	11,096	9,547	22,201	18,307
Interest Income	(4)	—	(107)	—
Amortization of discount and deferred debt charges	533	503	1,063	875
Loss on early extinguishment of debt	—	383	—	2,979
Increase in interest expense- non-cash charges attributable to interest rate swaps	—	1,274	849	2,547
State income tax	344	75	400	150
Depreciation and amortization	15,127	14,150	29,281	28,450
Predecessor depreciation and amortization	—	(3,734)	—	(7,459)
EBITDA	$47,263	$44,201	$92,253	$89,626

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of billed crude revenue settlement and maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. Also, it is used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands)
Net income attributable to Holly Energy Partners	$20,167	$22,003	$38,566	$43,777
Add (subtract):
Depreciation and amortization	15,127	14,150	29,281	28,450
Predecessor depreciation and amortization	—	(3,734)	—	(7,459)
Amortization of discount and deferred debt charges	533	503	1,063	875
Loss on early extinguishment of debt	—	383	—	2,979
Increase in interest expense - non-cash charges attributable to interest rate swaps	—	1,274	849	2,547
Increase (decrease) in deferred revenue attributable to shortfall billings	1,375	163	152	(429)
Billed crude revenue settlement	—	917	918	1,835
Maintenance capital expenditures*	(2,176)	(1,292)	(4,512)	(1,599)
Other non-cash adjustments	1,039	153	2,133	99
Distributable cash flow	$36,065	$34,520	$68,450	$71,075

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	June 30,	December 31,
	2013	2012
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$8,716	$5,237
Working capital	$10,825	$11,826
Total assets	$1,386,711	$1,394,110
Long-term debt	$799,152	$864,674
Partners' equity(4)	$402,001	$352,653

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets of $305.3 million would have been recorded as increases to our properties and equipment and intangible assets instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Douglas S. Aron, Executive Vice President and
Chief Financial Officer
Julia Heidenreich, Vice President, Investor Relations
Blake Barfield, Investor Relations
Holly Energy Partners, L.P.
214/954-6511